NEWKIRK REALTY TRUST, INC. AND WINTHROP REALTY TRUST
   ANNOUNCE FORMATION OF JOINT VENTURE TO ACQUIRE AND ORIGINATE SECURED LOANS

      FOR IMMEDIATE RELEASE - BOSTON, March 31 /PRNewswire-FirstCall/ -- Newkirk Realty Trust, Inc. (NYSE:NKT) and Winthrop Realty Trust (NYSE:FUR) announced today that they have formed a joint venture to acquire and originate loans secured, directly and indirectly, by real estate assets. Each of Newkirk and Winthrop has committed to invest up to $50 million each in the joint venture. The joint venture will be owned equally by Newkirk and Winthrop and management will be vested in an investment committee of the joint venture that will consist of an equal number of members appointed by each of Newkirk and Winthrop with one additional member being appointed by the common management of Newkirk and Winthrop.

      In addition, the joint venture has entered into a $300 million repurchase agreement with Column Financial Inc. pursuant to which the joint venture expects to leverage up to 75% of the assets held in the joint venture. It is further anticipated that the joint venture will enter into a second repurchase agreement enabling the joint venture to obtain an additional $200 million in leverage. Accordingly, it is presently contemplated that the joint venture will acquire and originate an aggregate of approximately $600 million in loan obligations secured by real estate assets. Upon acquisition and origination of a sufficient level of loan obligations, the joint venture may form one or more collateral debt obligation pools in order to realize additional value from these investments.

      Newkirk's previously acquired loan assets secured by properties leased to Toys "R" Us and JP Morgan Chase were contributed to the joint venture as part of Newkirk's capital commitment.

      The formation of the joint venture was approved by the independent directors of Newkirk and the conflicts committee of Winthrop as required by each entity's corporate governance guidelines.

      Winthrop Realty Trust is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.

      Newkirk Realty Trust, Inc. is a real estate investment trust engaged in the acquisition, ownership, management and strategic disposition of single-tenant assets. Newkirk conducts its operations through The Newkirk Master Limited Partnership, which currently owns a highly diversified portfolio of office, retail and industrial/other assets containing in excess of 17 million square feet.

Forward-Looking Statements

      Certain statements contained in this press release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. Further

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information about these matters and the risks generally with respect to Newkirk can be found in Newkirk's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Further information about these matters and the risks generally with respect to Winthrop can be found in Winthrop's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

Contact:

Carolyn Tiffany
(617) 570-4600